Section II. Supervision

Subsection D. Code of Ethics

Battenkill has built a reputation for integrity and professionalism among its clients.   We value the confidence and trust those clients have placed in us and strive to protect that trust.  This Code of Ethics (the “Code”) is our commitment to protecting our clients’ trust by establishing formal standards for general personal and professional conduct.

A.         APPLICABILITY AND DEFINITIONS

This Code applies to all Supervised Persons and Access Persons.

“Supervised Persons” for purposes of this Code means any:

1)   Any Employee or Officer of Battenkill ; or

2)   Certain other persons designated by the CCO, such as temporary/contract workers or consultants who support Battenkill’s businesses.

“Access Person” for purposes of this Code means any:

1)   Employees or Officers of Battenkill who can effect or influence the purchase or sale of securities for managed portfolios; or

2)   Any Employee or Officer who has access to non-public information regarding clients’ purchases or sales of securities, or non-public information about the portfolio holdings of Battenkill; or

3)   The CCO; or

4)   Certain other persons designated by the CCO, such as temporary/contract workers or consultants who support Battenkill’s businesses.

“Limited Access Person” for purposes of this Code means any:

1)   Sub-Advisors to any client of Battenkill or Fund managed by Battenkill; or

2)   Certain other persons designated by the CCO, such as temporary/contract workers or consultants who support Battenkill’s businesses.

The code applies equally in all respects to both Access and Supervised Persons, except as noted in

III B. (5).  The CCO shall inform each Battenkill employee or officer as to his or her status as an Access

Person or Supervised Person.

“Beneficial Interest” for purposes of this Code means any Covered Security (as that term is defined in Section F.I. below) in which a Supervised Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security, including accounts held by members of the Supervised Person’s household, or any person or organization (such as an investment club) with whom a Supervised Person has a direct or indirect pecuniary interest, or any trusts of which a Supervised Person is trustee.

The CCO will notify all individuals of their status as either an Access Person or a Limited Access Person.

B.

STANDARDS OF BUSINESS CONDUCT

The following principles are intended to guide in the applicability of this Code of Ethics:

1.   Battenkill is a fiduciary and its Supervised Persons have a duty to act for the benefit of its clients and shall at all times place the financial interests of the client ahead of themselves; and

2.   Battenkill holds all Supervised Persons responsible to high standards of integrity, professionalism, and ethical conduct; and

3.   Battenkill fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all

Supervised Persons.

C.

COMPLIANCE WITH FEDERAL SECURITIES LAWS

All Supervised Persons must comply with applicable federal securities laws.  The applicable laws are designed to prevent the following practices, which should not be viewed as all encompassing and are not intended to be exclusive of others.

Supervised Persons must never:

•

Defraud any client in any manner;

•

Mislead any client, including by making a statement that omits material facts;

•

Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client, including misappropriation of an investment opportunity;

•

Engage in any manipulative practice with respect to any client or security, including price manipulation.

D.         CONFLICTS OF INTEREST

As a fiduciary, Battenkill has an affirmative duty of care, loyalty, honesty to its clients and a duty of utmost good faith to act in the best interests of the client.  Compliance with this fiduciary responsibility can be accomplished by fully, adequately, and fairly disclosing all material facts concerning any conflict which arises with respect to any client.  Supervised Persons are to actively avoid any existing or potential conflicts or situations that have the appearance of conflict or impropriety.

The following specific guidelines should not be viewed as all encompassing and are not intended to be exclusive of others:

1.   No Supervised Person shall take inappropriate advantage of their position with respect to a client, advancing their position for self-gain.

2.   No Supervised Person shall use knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions.

3.   All securities transactions affected for the benefit of a client account shall avoid inappropriate favoritism of one client over another client.

4.   All securities transactions affected for the benefit of a Supervised Person shall be conducted in such a manner as to avoid any actual or potential conflict of interest or abuse of that individual’s position of trust and responsibility.

F.

EMPLOYEE PERSONAL SECURITIES MONITORING

I.

Definitions

“Covered Security” shall include any type of equity, including any rights, warrants, derivatives, convertibles, options, puts, calls, straddles, shares of closed-end mutual funds, shares of open end mutual funds that are advised or sub-advised by Battenkill, or in general, any interest or investment commonly known  as  an  equity  security,  plus  debt  securities  with  maturities  greater  than  one  year  issued  by corporation entities whose equity may be purchased by Battenkill.

“Non-Covered Security” shall include shares of open-ended mutual funds that are not advised or sub- advised by Battenkill, direct obligations of the US government, municipal debt, bankers’ acceptances, bank certificates of deposit, commercial paper, debt instruments, including repurchase agreements, which have a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (“NRSRO”).

“Managed  Portfolios”  shall  include  any  client  portfolio  of  Battenkill  subject  to  an  Investment

Management Agreement or similar agreement between Battenkill and a client.

“Outside Account” shall include any Supervised Person’s Covered Securities account.

“Outside Counsel” any attorney of Troutman Saunders LLP designated to represent Battenkill with respect to investment advisor issues and the regulations promulgated by the SEC under the Act.

II.

Brokerage/Advisory Accounts

Supervised Persons are required to maintain all discretionary or non-discretionary securities or commodities accounts with an approved broker-dealer, unless prior written permission to maintain account(s) outside of the approved broker-dealer list has been granted by the CCO.  This includes any account over which the Supervised Person has the power to exercise investment control, including but not limited to accounts in which the Supervised Person has a direct or indirect Beneficial Interest.

Outside Accounts are permitted subject to the prior written consent of the CCO or designee.  If an Outside Account is approved, the Supervised Person must instruct their broker to send duplicate statements and confirmations to the CCO or designee.

Upon joining the firm, a Supervised Person shall within 30 days from the date of employment:

1.   close any Outside Accounts for which written approval has not been granted;

2.   transfer existing accounts, or to open a new account, under Battenkill’s agreement to a person to be determined by the Supervised Person and Battenkill;

3.   provide copies of all brokerage transaction statements for their first month of employment with

Battenkill to the CCO or designee.

III.

Transaction Pre-clearance and transaction restrictions

A.

1.   Short sales of Covered Securities are not permitted.

2.   Day trading is not permitted.

3.   All Supervised Persons’ securities transactions in Covered Securities are subject to pre-clearance.

Exceptions to the above policy will only be made in limited circumstances, for example:

B.

1.   Documented financial hardship

2.   If the Supervised Person received securities through an inheritance and on a one time basis wishes to sell all or some of the securities

3.   The Supervised Person simultaneously wishes to sell more than ten securities and invest the proceeds in a Fund managed by Battenkill on the next NAV dealing date.

4.   Within the first 30 days of the hire date of a new employee.

5.   There are currently no exceptions for Supervised Persons who are not Access Persons.

Access Persons with discretionary authority over Managed Portfolios are encouraged to invest in Funds managed by Battenkill. Furthermore, any Access Person must obtain prior approval before acquiring securities in an initial public offering or limited offering.

To pre-clear a trade, Supervised Persons must send an email to the CCO or designee.  The email must contain the following terms of the trade:

•

Buy or Sell

•

Security

Pre-clearance is valid only for the day of approval.  If the trade is not executed on the approved date, the pre-clearance process must be repeated prior to execution on the day the transaction is to be effected. Upon approval it is the responsibility of the Supervised Person to enter the approved trades with an approved broker-dealer.

IV.

Initial Public Offerings (“IPO”)

Supervised Persons are prohibited from purchasing any equity security sold in an initial public offering.

V.

Private Investments (Hedge Funds, Private Placements, etc.)

Private investments by Supervised Persons in Hedge Funds managed by Battenkill are subject to the prior approval of the CCO.  When approving such transactions the CCO will primarily be concerned with whether such transaction should be disclosed to the investors in such Funds.

All other private investments by Supervised Persons are not subject to prior approval of the CCO, however all such transactions are subject to the annual reporting requirements.

VI.

Blackout Periods

1.   7 day Before and After

All Supervised Persons are precluded from purchasing or selling in their personal accounts any Covered Security purchased or sold for a Managed Portfolio for a period of 7-calendar days before or after a Managed Portfolio transaction.   In calculating the 7-calendar day period, the trade date of the Managed Portfolio’s transaction is not counted.  Violations will result in the unwinding of the transaction and disgorgement of any profit.

VII.

Exemptions

The following transactions are exempt from all pre-clearance and black-out periods.   Note that while these exemptions apply, if they fall under the definition of Covered Security, they are reportable.

1.   Gifts of securities; (potential transaction/annual reportable)

2.   Covered Security transactions executed on a fully discretionary basis by an investment adviser

(other than Battenkill) on behalf of a Supervised Person (transaction/annual reportable);

3.  Purchases or sales that are non-volitional such as margin calls; stock splits; stock dividends; systematic investment plans, including dividend reinvestment plans; mergers; consolidations; spin-offs; or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; (potentially reportable); and

4.   Any acquisition of a Covered Security through the exercise of rights issued pro rata to all holders of the class, to the extent such rights were acquired in the issue and not through the acquisition of transferable rights (transaction/annual reportable); and

5.   All Non-Covered securities

VIII.

Exemptions

The following transactions are exempt from black-out periods.  Note that while these exemptions apply, if they fall under the definition of Covered Security, they are reportable.

Purchases or sales of Hedge Funds managed by Battenkill.

Non-volitional trades – A supervised person may submit a list of securities trades 15 calendar days prior to a designed trade date for pre-clearance.  Upon approval the trades will be executed by the Battenkill trading desk on the opening of the designated trade date through the appropriate broker - dealer. Once submitted a Supervised Person may not cancel the non-volitional trade, except for reason of substantial market volatility.  However once a non-volitional trade or trades for a particular day have been approved, they will be considered as a traded day for purposes of the four times a year limit specified in III.

IX.

Restricted Security List

The CCO will maintain a Restricted Security List (the “Restricted List”) which includes all securities where a Supervised Person has, or is in a position to receive, material non-public information about a company, such as information about a company’s earnings or dividends, as a result of a special relationship between Battenkill or a Supervised Person and the company.

If a Supervised Person knows or believes they have material, non-public information, they must immediately notify the CCO.  The decision whether to place a security on the Restricted List and the amount of time a security will remain on the Restricted List is made by the CCO in consultation with Outside Counsel.

Given the nature of Battenkill’s business the restricted list is expected to be empty.

X.

Reporting Requirements

1.   Transaction Reporting

All Supervised Persons must submit brokerage statements or a list of transactions to the CCO or designee which reports every gift of a security, IPO, private placement, and Covered Security transaction in which they participated during the calendar quarter no later than 30 days after the end of that quarter.  New Employees must disclose a listing of all Covered Securities beneficially owned no later than 10 days after becoming a new employee of Battenkill. The information must be current as of a date no more than 45 days prior to the date of hire.

If a list of transaction is provided the following information must be included:

i.

The name of the security, the date of the transaction, the interest rate and maturity (if applicable), the number of shares, and the principal amount;

ii.

The  nature  of  the  transaction  (i.e.,  purchase,  sale  or  other  type  of  acquisition  or disposition);

iii.

The price at which the transaction was effected;

iv.

The name of the broker, dealer, or bank through which the transaction was effected;

The CCO will conduct periodic reviews of Supervised Persons’ personal securities transactions for compliance with this Code.

2.   Annual Holdings Report

No later than January 31st, annually,  Access Persons shall deliver to the CCO or designee a listing of all Covered Securities beneficially owned that are current as of a date no more than 45 days prior to the date the report is submitted and an attestation that the listing is complete.

The report shall include the following:

a.

The title and type of security, the ticker or CUSIP  and the principal amount of all securities in which the Supervised Person has any direct or indirect beneficial ownership;

b.

The name of any broker, dealer, or bank with whom the Supervised Person maintains an account in which any securities are held for the direct or indirect benefit of the Supervised Person; and

c.

The date the report is submitted.

d.

Brokerage statements for December 31 are deemed to have all the requisite information.

The CCO or designee will review all Annual Holdings Reports in an effort to monitor potential conflicts of interest and to assess the Supervised Person’s fulfillment of their quarterly reporting obligations.

Holdings and transaction reports are not required with respect to Covered Securities held in accounts over which the Supervised Person has no direct or indirect influence or control, or with respect to transactions effected pursuant to automatic investment plans.

XI.

Limited Access Persons

1.   Transaction Reporting

All Limited Access Persons must submit brokerage statements or a list of transactions to the CCO or designee which reports every Covered Security transaction in which they participated during the calendar quarter no later than 30 days after the end of that quarter.

If a list of transaction is provided the following information must be included:

i.

The name of the security, the date of the transaction, the interest rate and maturity (if applicable), the number of shares, and the principal amount;

ii.

The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

iii.

The price at which the transaction was effected;

iv.

The name of the broker, dealer, or bank through which the transaction was effected;

The CCO will conduct periodic reviews of Limited Access Persons’ personal securities transactions for compliance with this Code.

2.   Annual Holdings Report

No later than January 31st, annually,  Limited Access Persons shall deliver to the CCO or designee a listing of all Covered Securities beneficially owned that are current as of a date no more than 45 days prior to the date the report is submitted and an attestation that the listing is complete.

The report shall include the following:

a.

The title and type of security, the ticker or CUSIP, the number of shares, and the principal amount of all securities in which the Limited Access Person has any direct or indirect beneficial ownership;

b.

The name of any broker, dealer, or bank with whom the Limited Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Limited Access Person; and

c.

The date the report is submitted.

d.

Brokerage statements for December 31 are deemed to have all the requisite information.

The CCO or designee will review all Annual Holdings Reports in an effort to monitor potential conflicts of interest and to assess the Limited Access Person’s fulfillment of their quarterly reporting obligations.

Holdings and transaction reports are not required with respect to Covered Securities held in accounts over which the Access Person has no direct or indirect influence or control, or with respect to transactions effected pursuant to automatic investment plans.

G.        INSIDER TRADING/MATERIAL NON-PUBLIC INFORMATION

Battenkill aspires to the highest standard of business ethics. The purpose of Battenkill’s policies on insider trading is to reduce the risk of violation of federal insider trading laws and reporting requirements. Accordingly, Battenkill has developed the following policies to monitor, restrict if necessary, and educate Supervised Persons with respect to acquiring and investing when in possession of proprietary and/or confidential information.

I.          Use of Confidential or Proprietary Information

Supervised Persons may receive or have access to material, non-public information in the course of their work at Battenkill. Company policy, industry practice and federal and state law establish strict guidelines for the use of material, non-public information. To ensure that Supervised Persons adhere to the applicable laws, Battenkill has adopted the following policies:

Supervised Persons:

•

may not use confidential or proprietary information for investment purposes, for personal gain, or share such information with others for their personal benefit; or

•

may not pass material, non-public information about an issuer on to others or recommend that they trade the issuer’s securities; or

•

must  treat  as  confidential  all  information  not  generally  made  public  concerning

Battenkill’s investment activities or plans, or the financial condition and business activity of any enterprise with which Battenkill is conducting business; or

•

must preserve the confidentiality of proprietary information and disclose it only to other

Supervised Persons who have a legitimate business need for the information.   Prior to disclosing this information to others, Supervised Persons must consult with the CCO.

Under federal securities law, it is illegal to buy or sell a security while in possession of material, non- public information relating to the security. In some circumstances, additional elements may be required for there to be a violation of law, including breach of a duty or the misappropriation of information. It is also illegal to “tip” others about inside information. Tipping involves passing material, non-public information about an issuer on to others or recommending that they trade the issuer’s securities.

Insider trading is an extremely complex area of the law principally regulated by the Securities and Exchange Commission (“SEC”).   Questions concerning the law or a particular situation should be addressed with the CCO prior to taking any action. If the Supervised Person believes that they may have material, non-public information gained within or outside the scope of their employment, regardless of the source, they must notify the CCO so that the CCO can consult with Outside Counsel and securities can be monitored and/or placed on the Battenkill Restricted List as appropriate.

II.

Battenkill’s Insider Trading Rules

Set forth below are three rules concerning insider trading. Failure to comply with these rules could result in violations of the federal securities laws and subject the Supervised Person to severe penalties under these laws. Violations of these rules also may result in discipline by Battenkill, up to and including termination of employment.

•

Supervised Persons who possess, or have reason to believe they possess, material, non- public information relating to any security, may not buy or sell that publicly traded security for themselves, members of their family, Battenkill or any other persons.  In addition, Supervised Persons may not recommend to others that they buy or sell that security.

•

If a Supervised Person is aware that Battenkill is considering or actually trading any publicly traded security for any account it manages, the Supervised Person must regard that as material, non-public information.

•

Supervised Persons must contact the CCO and disclose that they are in possession of this information.   The CCO will communicate this information to Outside Counsel for Battenkill and Supervised Persons may not communicate material, non-public information to anyone without the advance approval of Outside Counsel.

III.       What is Non-public Information?

Non-public information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, magazine, on the television, on the radio or in a publicly disseminated disclosure document (such as a proxy statement, quarterly or annual report, or prospectus), consider the information to be public. If the information is not available in the general media or in a public filing, consider the information to be non-public. If you are uncertain as to whether material information is non-public, you must notify the CCO who will consult with outside counsel

While Supervised Persons must be especially alert to sensitive information, you may consider information directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public.   The disclosure of this type of information is covered by SEC Regulation FD. Please contact the CCO if you have any questions with regard to this Regulation.

Battenkill Supervised Persons working on a venture capital, private equity or other private securities transaction who receive information from a company representative regarding the transaction should treat the information as non-public. The termination or conclusion of the negotiations in many instances will not change the status of that information.

IV.       What is Material Information?

There is no statutory definition of material information.  Information an investor would find useful in deciding whether or when to buy or sell a security is generally material. In most instances, any non-public information that, if announced, could affect the price of the security should be considered to be material information. If you are not sure whether non-public information is material, you must notify the CCO who will consult with Outside Counsel.

V.

Material information Examples

1.   Material information may be about the issuer itself:  For example:

•

information about a company’s earnings or dividends, (such as whether they will be increasing or decreasing);

•

any merger, acquisition, tender offer, joint venture or similar transaction involving the company;

•

information about a company’s physical assets (e.g., an oil discovery, or an environmental problem);

•

information  about  a  company’s  Personnel  (such  as  a  valuable  employee  leaving  or becoming seriously ill); or

•

information about a company’s financial status (e.g., any plans or other developments concerning financial restructuring or the issuance or redemption of, or any payments on, any securities).

2.   Information may be material that is not directly about a company, if the information is relevant to that company or its products, business, or assets. For example:

•

Information that a company’s primary supplier is going to increase dramatically the prices it charges; or

•

information that a competitor has just developed a product that may cause sales of a company’s products to decrease.

3.   Material information may include  information about  Battenkill’s portfolio management activities.

You should treat as material, any information that Battenkill is considering whether to buy or sell a publicly traded security of a company or is going to make a trade or has just made a trade of that security.

VI.

 “Front-running”  and “Scalping”

Trading while in possession of information concerning Battenkill’s trades is called front-running or scalping, and is prohibited by Battenkill’s insider trading rules, and may also violate federal law. The terms “front-running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC.

Front-running is making a trade in the same direction as Battenkill just before Battenkill makes its trade, for example, buying a security just before Battenkill buys that security, or selling just before Battenkill sells that security.

Scalping is making a trade in the opposite direction just after Battenkill’s trade, for example, selling just after Battenkill stops buying such security or buying a security just after Battenkill stops selling such security.     Scalping allows Supervised Persons the opportunity to profit from temporary artificially inflated/deflated prices caused by Battenkill’s transactions.

VII.

Penalties for Insider Trading

Battenkill and/or Battenkill Supervised Persons could be subject severe civil penalties as well as criminal prosecution for illegally trading while in possession of material, non-public information.

VIII.

Specific Procedures

In application of the policy, the following procedures shall be followed:

•

Defraud any client in any manner;

•

Supervised Persons who have business relationships with senior management of companies which can result in the receipt of material, non-public information about the company, including, without limitation,  (i) the election or appointment of the Supervised Persons as a director, officer, executive employee or confidential consultant, or (ii) the acquisition of securities or the right to receive securities having sufficient voting power to influence the management policies of the Company, should be aware that, in such circumstances, they must contact Outside Counsel and notify the CCO prior to acting in the marketplace.

•

All Supervised Persons shall promptly report to the CCO their awareness of any information which they believe may constitute material non-public information concerning a company.

•

The CCO will maintain the Restricted Security List.

•

Any Supervised Persons who has reason to believe that any violation of this Statement of Policy has occurred shall immediately report all material facts concerning such matter to Outside Counsel or the CCO.

H.        GIFTS AND ENTERTAINMENT POLICY

Supervised Persons should not offer or receive gifts, favors, entertainment or other things of value that could be viewed as overly generous or making a client feel beholden to the firm or the Supervised Person. The following guidelines will further clarify this general principal.

Definitions:

Gift – anything of value, including, but not limited to gratuities, tokens, objects, clothing, or certificates for anything of value.  The definition also includes any meal, tickets or admission to events where the person supplying the meal or event is not present.

Entertainment – business meals and events such as sporting events, shows, concerts where the person supplying the meal or event is present.

Gifts Policy

A.  No Supervised Person shall accept any gift of more than $100 value from any person or entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts of greater than $100 value are to be declined or returned in order not to compromise the reputation of Adviser or the individual.  Gifts valued at less than

$100 and considered customary in the industry, are considered appropriate.

B.  No Supervised Person shall provide gifts of more than $100 value, per person, per year, to existing institutional clients, prospective institutional clients, or any entity (or employee of that entity) that does business with or on behalf of a client (or any of its portfolios), or any entity (or employee of that entity) that provides a service to Adviser. Gifts to institutional clients valued at less than $100 and considered customary in the industry, are considered appropriate.

C.  Under no circumstances may an employee accept or provide a gift of cash or cash equivalent, (such as a gift card, gift certificate or gift check.).

D.  Supervised Persons are expressly prohibited from soliciting anything of value from a client, or other entity with which the firm does business.

Entertainment Policy

A.  Supervised

Persons

may

engage

in

normal

and

customary

business

entertainment.

Entertainment that is extraordinary or extravagant, or that does not pertain to business, is not permitted.

B.  Certain rules and regulations enacted by the client or a regulator of the client may exist which prevent any form of gift or entertainment.   It is important to be cognizant of what each client allows, especially pertaining to public funds, where rules may be very stringent and specific.

C.  Prior to providing entertainment to a representative of a public entity, contact the CCO in order to verify interpretation and understanding of state or municipal regulations.

Standard of Reasonableness

The terms “extraordinary” or “extravagant,” “customary in the industry,” and “normal and customary”

may be subjective.  Reasonableness is a standard that may vary depending on the facts and circumstances. If you have questions regarding a gift or entertainment, contact the CCO.

Records

Battenkill must retain records of all gifts and gratuities given or received for a period of five (5) years.

These records must be made available upon request for inspection by your Supervisor, the CCO or a regulator.

I.  CHARITABLE CONTRIBUTIONS POLICY

From time to time, Battenkill or its employees may be asked by a client to make a charitable contribution. To avoid any real or perceived conflict of interests, Battenkill has adopted the following procedures.

If a contribution is requested by a client, Battenkill may agree to charitable contributions subject to the following terms.

a.

The check must be made in Battenkill’s name (not the client or the supervised person)

b.   Any tax benefit is taken by Battenkill

c.

The contribution does not directly benefit the client

d.   The contribution is not made to satisfy a pledge made by the client

e.

The contribution must be made payable to the 501c3 Charitable organization  (otherwise, the contribution may be subject to LM-10 filing with the DOL)

Charitable contributions must be pre-approved by the CCO and the Portfolio Manager.

J.  POLITICAL CONTRIBUTIONS POLICY

While Battenkill or its employees may be asked by a client from time to time to make a political contribution, Battenkill will not make political contributions.   Employees, by their own volition, may seek to make individual political contributions.  As an investment manager, Battenkill is often eligible to manage money on behalf of a state or municipality.  To avoid any real or perceived conflict of interests, Battenkill requires that all personal political contributions be subject to a preclearance policy.

For the purposes of this policy, political contribution includes a direct payment of money to a campaign organization, volunteer work, or fundraising work done on behalf of, or to benefit, a political campaign organization or candidate.

Firm Contributions

Battenkill does not make political contributions.

Individual Contributions

For all Employees

-

Battenkill will not reimburse any employee for individual political contributions. In addition, the

Battenkill corporate credit card cannot be used to make contributions.

-

Preclearance is required for any political contribution made by any employee to a state or local candidate outside of the contributor’s jurisdiction for whom the contributor is not eligible to vote.

-

Preclearance is not required prior to individual personal contributions to national election campaigns, national political parties, or political action committees or candidates for national office such as president of the US or members of the US Senate or House of Representatives.

-

Certain contributions, even within your voting jurisdiction, may restrict or prohibit Battenkill from transacting business with a related public entity.  If there is a chance that an individual contribution may cause a conflict of interest with Battenkill’s business, please consult with CCO prior to making an individual contribution.

Employees should contact the CCO for a copy of the political contribution pre-clearance form.

K.

OUTSIDE BUSINESS ACTIVITIES

A potential conflict of interest exists with respect to a Supervised Person’s duties to Battenkill and its clients when individuals are permitted to engage in outside business activities.

Written notification must be submitted to the Supervised Person’s supervisor with a copy to the CCO within 30 days of a Supervised Person engaging in any outside business activity provided that, no Supervised Person may accept any position as an employee, officer or director of any corporation in which Battenkill Managed Portfolios may invest, any competitor to Battenkill, any broker-dealer or any similar financial services company.

L.

REPORTING VIOLATIONS

All Supervised Persons must report violations of this Code promptly to the CCO. Battenkill is committed to treating all Supervised Persons in a fair and equitable manner.   Individuals are encouraged to voice concerns regarding any personal or professional issue that may impact their ability or the firm’s ability to provide a quality product to its clients while operating under the highest standards of integrity.

1.   Any such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

2.   Retaliation against any individual making such a report is prohibited and constitutes a violation of the Code.

M.        ANNUAL REVIEWS AND CERTIFICATIONS

The CCO will review the Code annually and update any provisions and/or attachments. Upon employment, all Supervised Persons are required to certify that they have:

1.

Received a copy of the Code;

2.

Read and understand all provisions of the Code; and

3.

Agreed to comply with all provisions of the Code.

At the time of any amendments to this Code, all Supervised Persons are required to:

1.

Certify they have received, read and understood the amendments to the Code; and

2.

Agree to comply with the amendment and all other provisions of the Code.

Annually, all Supervised Persons are required to:

1.

Certify they have read and understand all provisions of the Code; and

2.

Agree to comply with all provisions of the Code.

N.

SANCTIONS

Regardless of whether a government inquiry occurs, Battenkill views seriously any violation of its Code of Ethics.    Disciplinary sanctions may be imposed on any Supervised Persons committing a violation, including, but not necessarily limited to, censure, suspension, monetary penalties, or termination of employment.

O.        FURTHER INFORMATION

If any Supervised Persons has any questions with regard to the applicability of the provisions of this Code, generally or with regard to any attachment referenced herein, they should consult the CCO.